Exhibit 99.1

Enduro Royalty Trust Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)—March 21, 2016

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.009855 per unit, payable on April 14, 2016 to unitholders of record on March 31, 2016. The distribution primarily represents oil production during the month of December 2015 and natural gas production during November 2015.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	66,130	2,133	365,158	12,172	$33.55	$1.88
Prior Month	68,223	2,274	486,540	15,695	$40.28	$2.55

Oil cash receipts for the properties underlying the Trust totaled $2.2 million for the current month, a decrease of $0.5 million from the prior month calculation. The decrease was primarily due to a thirteen percent decline in NYMEX oil prices and wider differentials in the Permian Basin from November to December 2015.

Natural gas cash receipts decreased $0.6 million from the prior month, totaling $0.7 million. The decrease was due to decreased sales volumes resulting primarily from the timing of cash receipts and decreased natural gas realized prices. As previously disclosed, the prior month distribution included withheld revenues from one operator in the Elm Grove field of the East Texas/North Louisiana region that had been withholding revenue payments in settlement of unused firm capacity reservation fees. The prior month calculation included $0.4 million of withheld revenues, related to 86,000 Mcf, from November 2014 production. Due to higher natural gas commodity pricing in November 2014, the inclusion of these revenues positively impacted the average natural gas price received for the prior month. Excluding the cash receipts and volumes associated with these properties, the average price received for natural gas in the prior month calculation would have been $2.20 per Mcf.

Total direct operating expenses, including lease operating expenses, production and ad valorem taxes, and gathering and transportation expenses, totaled $2.4 million, which was consistent with the $2.3 million in the prior month distribution calculation.

Actual capital costs incurred have continued to be less than projected, resulting in a capital adjustment during the current month calculation that increased net profits by $0.1 million. Capital expenditures incurred during the current month distribution period were $0.1 million, offset by $0.2 million of adjustments related to projects where actual costs incurred were less than projected. Capital expenditures relate to expenses incurred during January 2016.

Enduro Resource Partners, the sponsor of the Trust (“Enduro”), has withheld $100,000 from the current month’s net profits to increase the previously established reserve for approved development expenses. To date, Enduro has established a total reserve of $850,000 for approved development expenses.

2015 Tax Information

Enduro Royalty Trust’s 2015 tax information booklet is complete and available on the Trust’s website.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively affected by prevailing low commodity prices, which have declined significantly, could decline further and could remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 11, 2016. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555